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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                                 (Rule 14D-101)

                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             COMSHARE, INCORPORATED
                            (Name of Subject Company)

                             COMSHARE, INCORPORATED
                      (Name of Person(s) Filing Statement)

                                  Common Stock
                         (Title of Class of Securities)

                                    205912108
                      (CUSIP Number of Class of Securities)

                               Brian J. Jarzynski
          Senior Vice President, Chief Financial Officer and Treasurer
                             Comshare, Incorporated
                              555 Briarwood Circle
                            Ann Arbor, Michigan 48108
                                 (734) 994-4800

       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Thomas S. Vaughn
                               Dykema Gossett PLLC
                             400 Renaissance Center
                          Detroit, Michigan 48243-1668
                                 (313) 568-6524

  |X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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The following documents are filed hereby pursuant to Rule 14d-9(a):

            Exhibit No.                   Description of Exhibit

            99.1 Press Release issued by Comshare, Incorporated, dated June 23, 2003

            99.2                  Letter to Employees, dated June 23, 2003

            99.3                  Paul Birch script for conference call on June
                                  23, 2003.

            99.4 Dennis Ganster script for conference call on June 23, 2003.

            99.5 Key messages/talking point for conference call on June 23, 2003.